Exhibit 10.4

Aerkomm- Yihe Culture Cooperation Framework Agreement

Party A: Aerkomm Inc. and all the subsidiaries under its control

Address: 44043 Fremont Blvd., Fremont, CA 94538, USA

Contact: Jeffrey Wun

Tel.: +1 415-722-3642

Hereinafter referred to as Party A

Party B: Shenzhen Yihe Culture Media Co., Ltd.

Address: 12F, Tower C, NEO Building, No. 6011, Shennan Avenue, Futian District, Shenzhen

Contact: Long Jing

Tel.: +86-18676796224

Hereinafter referred to as Party B

Shenzhen Yihe Culture Media Co., Ltd. is the authorized agent of Guang Dong Tengnan Internet Information Technology Co., Ltd. (Tencent Cantonese Web). Party A hereby entrusts Party B with the tasks as specified in the Strategic Cooperation Agreement with Tencent Cantonese Web pursuant to Party A’s requirements. After friendly negotiation, Party A entrusts Party B with the tasks concerning its cooperation with Tencent Cantonese Web, and both parties reach the agreement as follows:

Party A’s Rights and Obligations

Party A shall be responsible for preparing the relevant company information, and setting up communication channel among the product research and development teams.

Party A shall promise that the cooperation includes Party A’s information release and rights and interests of campaigns during the effective period of these Frame Agreement. Party A shall guarantee that the publicity materials provided by Party A are objective and true, and do not infringe upon the legitimate rights and interests of the others, including but not limited to the right of reputation, copyright, portrait right, trademark right, etc. Otherwise, Party A shall be responsible for the related dispute, and if it causes losses to Party B, Party A shall be liable for damages within the scope of its liability.

Party B’s Rights and Obligations

Party B shall promote the development of strategic cooperation between Aerkomm Inc. and Guangdong Tengnan Internet Technology Co., Ltd. within the effective period of the Agreement.

Within the effective period of the Agreement, Party B shall assist Party A in all the work of public relations such as the market and brand promotion, as well as influence establishment in China, excluding Hong Kong, Macao and Taiwan, including but not limited to news dissemination, creative planning and support of campaigns, financial public relations, etc. Meanwhile, Party B shall provide the following as the basis for cooperation:

Part I Details of Cooperation

1. Effective period of the Agreement: from June 15, 2018 to June 15, 2019. The Agreement is exclusive, during the effective period of the Agreement, both parties herein shall not cooperate with any other third party on the Aerkomm related business or other similar business involved in this Agreement. In addition, both parties herein agree that either party herein has the right of first refusal to renew the Agreement.

2. The price of the Agreement is the basic charges for the cooperation. If it is not enough during the effective period of the agreement, it can be added separately after negotiation between both parties and confirmed with written.

	Scope of Service	Items
Details of cooperation	Advertisement of Tencent Cantonese Web	Core advertisements of Tencent Cantonese Web shall be selected and spread widely, so as to increase the brand recognition of the Company among the users in Guangdong.
	Payment solution development	The internet advantages of Tencent, such as WeChat Pay, shall be utilized to realize the comprehensive payment solution for Aerkomm’s products used on airplane.
	Development of WeChat mini programs	The WeChat applets that are applicable for Chinese users shall be developed to realize the rapid interconnection between cell phone and the WiFi on airplane and the cell phone’s automatic login-in of free WiFi on airplane.
	Product cooperation	Based on the product demands of Aerkomm, the entertainment service on the airplane shall be enriched by exploring the numerous product cooperation of Tencent in the field of internet, to create a closed loop for users’ experience. Tencent film, Tencent news, Tencent sports, Tencent cartoon, Tencent literature, QQ music, QQVR, including the software system such as CDN gateway etc., shall be provided for the users on airplane.
Building Intelligence Solutions on airplane

By continuously exploring and relying on the two social media applications Tencent QQ and Tencent WeChat, as well as the two platforms (with original content created by Tencent) - Tencent news and Tencent Video, taking advantage of Tencent’s 100 billion data and the brand’s powerful content influence to create a scene of organic online and offline combination; what’s more, Tencent games will bring the entertainment on airplane to a brand-new level.

Through Aerkomm on-plane system, Tencent users can enjoy an exclusive free WiFi connection, with free access to all the audio, video and diverse services provided by all Tencent platforms, as well as a variety of new experiences in life.

Cooperate with Aerkomm on the basis of years of deep plough in the domestic market in China by Tencent and Tencent Cantonese Web, to explore the advertisement development and advertising solutions that are applicable for domestic market in China.

	Brand spreading	All-year-round media cooperation support, including but not limited to news dissemination, creative planning and support of campaigns, financial and public relations, etc.,
Price for cooperation	RMB 8,000,000.00

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Part II Payment

1. [Payment] Party A shall pay RMB 2,000,000.00 [Two MillionRen Min Bi] after this Agreement is signed and before June 30, 2018 and pay the remaining RMB 6,000,000 (Six Million Ren Min Bi) before August 15, 2018. The total of the two payments is RMB 8,000,000 (Eight Million Ren Min Bi). Relevant payment shall be given to Party B’s designated account in RMB below.

[Bank Account] designated by Party B

Account Name: Shenzhen Yihe Culture Media Co., Ltd.

Beneficiary Bank: China Merchants Bank Shenzhen Branch Weisheng Building Sub-branch

Account No.: 755935217610902

2. [Invoice] Party B shall, upon receiving the full payment, choose whether to issue the official invoice of equal amount upon the demands of Party A. The invoice items shall be: the advertising service fee or the advertising release fee with the tax rate of 6%.

Party III Execution

1	[Advertising Resources and Price]

1.1	Party A shall not transfer the advertising resources in this Framework Agreement, so as to put the advertisements of the direct customers not specified in this Agreement.

1.2	Party B agrees to release some amount of internet advertisements free of charge, the amount of which is specified this Agreement (hereinafter referred to as “Complimentary advertisement”)

1.2.1	Complimentary advertisements shall be applicable only to the customers under this Agreement.

1.2.2	The complimentary resources shall be based on the quoted price of Tencent advertisement this year, and the non-complimentary resources are not allowed to be given free of charge.

1.2.3	The complimentary advertisements cannot be used in advance. The complimentary advertisements must be released in the same quarter during which the corresponding single advertisement is paid under this Agreement according to the prescribed proportion. All the complimentary resources must be used within the validity period of this Agreement, and will not be released afterwards.

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1.3	Party A understands Party B may need to upgrade or revise the client or website as business needs. If Party A’s advertisements cannot be released due to the revision or change of advertising resources, Party B shall compensate Party A for the advertising resources of equal price to release Party A’s advertisements in time. Except that, Party A shall not require Party B to bear any other responsibilities if the advertisements cannot be released is due to necessary upgrade or revision on the client of website.

2	[Advertisement release on schedule] Party B is obliged to release the advertisements on schedule as agreed in this Agreement. Party A agrees, except for the situation as stated in section Part III, 1.3 above, if Party A’s advertisements are interrupted or cannot be released caused by Party B, Party A can require Party B to provide the advertisement resources of equal price, to release the affected advertisements for the period of time that is twice as much as the delayed time, and require Party B to bear Party A’s direct losses. [Supply of Materials] Party A shall provide Party B with the advertising materials that fully meet the requirements of Party B within at latest 3 working days before the advertisement start to be released. Advertising materials must be reviewed and approved by Party B before release. If Party A fails to provide Party B with the advertising materials within 3 working days before the advertisement start to be released, Party B shall be entitled to postpone the advertisement release. If the advertising materials provided by Party A do not comply with the requirements in laws and regulations of People’s Republic of China, Party B has the right to cancel the advertisement release and require Party A to make corrections.

3	[Review of Materials]

3.1	Supply of qualifications. Party B has the right to require Party A to provide the relevant qualification certificates, including but not limited to: production or business certificate, license and other certificates issued by relevant government authorities; trademark registration certificate obtained in China and other certificates as specified in laws and regulations; authorization or approval documents concerning the information and intellectual property of others; if Party A is the subsidiary of its artificial person, Party A shall provide Party B with the authorized letter of attorney by the artificial person and the business license.

3.2	Review of Materials

3.2.1	The advertising materials provided by Party A shall comply with the provisions in the Advertisement Law of the Republic of China and other provisions specified in the relevant laws, administrative regulations, as well as rules and regulations issued by business administration departments at all levels and Party B’s advertisement review code.

3.2.2	The dimension of the advertising materials provided by Party A shall be the same as the dimension specified in the advertisement quotation given by Party B. Party B has the right to refuse to release the materials with dimensional discrepancy, and requires Party A to make corrections accordingly.

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3.2.3	Party A shall guarantee that the advertising materials, pages and content provided by Party A will not violate the legal and social public moral standards, and not infringe upon the legal rights and interests of the others (except for the user’s avatar or nickname generated due to the logic of the released socialized advertisements). If the advertising materials, pages and content provided by Party A contain the elements that infringe upon Party B or Tencent’s rights and interests, or defame Party B or Tencent’s image, Party B has the right to refuse to release the relevant advertisements. If Party A’s advertisements are punished by the administrative or judicial authorities because of breach of law, Party B has the right to stop providing advertisement release services immediately. In addition, Party A shall take the corresponding legal and economic liabilities arising therefrom. If it causes losses to Party B, Party A shall compensate for the direct damages.

3.2.4	Party A agrees, Party B has the right to check the advertising materials, advertising content and link pages provided by Party A (the content of the materials shall keep in line with the content in the link page), so as to avoid to the full extent that the advertising materials, pages and content contain the content that violate the provisions in the laws and regulations of the Republic of China, normative legal documents issued by the business administration departments in different areas, as well as Party B’s advertisement review code. However, if after reviewed by Party B, the advertising materials, pages and content still contain the content that violate the provisions in the laws and regulations of the Republic of China, normative legal documents issued by the business administration departments in different areas, Party A shall take the legal liabilities arising therefrom, which has nothing to do with Party B.

3.2.5	If Party A intends to use the content that contains Tencent QQ image or the image of Tencent products in the advertising materials, Party A shall get the written approval from Tencent Company. Party B has the right to refuse to release the advertisements that contains the above content without the written approval from Tencent.

3.2.6	If Party A modifies the content that has been checked and approved by Party B without the confirmation of Party B, Party B has the right to stop releasing the advertisement. If it happens three times (or more), Party B has the right to cancel this Agreement unilaterally.

3.2.7	Party B has the right to stop issuing the advertisement immediately if Party A makes regional shielding of the contents approved by Party B through relevant technical means so that the content in part of the region or the whole region are not in conformity with the contents reviewed and approved by Party B.

4	[Suspend of Virus-carrying Advertisements] If the link address of Party A’s advertisement suffers from the computer virus, Party B has the right to suspend the release of the advertisement, and inform Party A to kill the virus. The advertisement release can be resumed after Party A kills the virus for its server and Party B confirms the advertisement link is safe.

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5	[Audience Rating Data]

5.1	Party B shall provide Party A with the audience rating data of the regular advertisements within five working days after the term of advertisement publication expires.

5.2	Party B shall not need to provide the audience rating data of the complimentary advertisements herein.

5.3	The range of exposure is limited to Chinese Mainland (not including Hong Kong, Macao and Taiwan), i.e. the advertisements will not be shown to the users whose IP addresses are not in Chinese Mainland. The IP address is based on the IP database issued by the IPB of Advertising Association.

5.4	If there is CPM type advertisement to be released, the result of the audience rating data shall be based on: □ Party B’s audience rating data, or √ the audience rating data provided by the third party- advertisement audience rating data supervising company, which shall be confirmed by Party A and validated technically by Party B. If it is based on the audience rating data provided by the third party- advertisement audience rating data supervising company, which shall be confirmed by Party A and validated technically by Party B, Party A shall provide Party B with the third party’s audience rating supervising data within five working days each time after the advertisement is released. In addition, Party B has the right to require Party A to provide the latest audience rating supervising data from the third party during the period that the advertisement is released, and Party A shall provide Party B with the latest audience rating supervising data from the third party within five working days after receiving the written request from Party B. If Party A fails to provide Party B with the audience rating supervising data from the third party within the specified time, the audience rating data of the CPM type advertisement shall be based on the data provided by Party B.

Party IV Others

1	[Force majeure] Force majeure refers to the events that are beyond the control of both parties, or the unexpected events, or the events that cannot be avoided even expected, and such events obstruct, affect or delay the performance of part of or all obligations by either party in this Agreement, including but not limited to government acts, earthquake, typhoon, flood, fire or other act of God, war, hacker attack, computer virus, network failure or other similar events. For the break of this agreement or delay arising from the force majeure, both parties do not need to bear the liability for compensation for each other, and Party B shall continue to release the advertisements after the force majeure disappears.

2	[Termination]

The Agreement shall be terminated in the event of the following circumstances:

2.1	Both parties mutually agreed to terminate this Agreement in writing.

2.2	Either party herein has the right to inform the other party of the unilateral termination of this Agreement in advance in case of the following circumstances and the agreement will be terminated on the date the other party received such written notice:

2.2.1	The other party is going through the proceedings of bankruptcy liquidation or is doing liquidation on his own in accordance with the law.

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2.2.2	The main part or the business license of the other party is revoked, or the other party is dissolved.

2.2.3	The other party is unable to continue to perform his obligations under this Agreement due to force majeure.

2.3	Party B has the right to terminate this Agreement unilaterally in case of the following circumstances upon the receipt of such written notice by Party A:

2.3.1	Party A’s payment is more than thirty (30) days overdue

2.3.2	The advertising materials, pages or content provided by Party A violate the provisions in laws and regulations of People’s Republic of China, normative legal documents issued by the business administration departments in different areas, and Party A is penalized but refuses to make corrections within seven (7) days.

2.3.3	The dimension and size of the advertising materials provided by Party A are not in accordance with the dimension and size specified in the advertisement quotation given by Party B, but Party A refuses to make corrections within seven (7) days;

2.3.4	The advertising materials, pages or content provided by Party A infringe the lawful rights and interests of others, but Party A refuses to make corrections within seven (7) days;

2.3.5	The advertising materials, pages and content provided by Party A contains the elements that infringe upon Party B or Tencent’s rights and interests, or defame Party B or Tencent’s image, but Party A refuses to make corrections within seven (7) days;

2.3.6	The advertising materials, pages and content provided by Party A violate the provisions specified in the advertisement review code of Party B, but Party A refuses to make corrections within seven (7) days;

2.3.7	Party A modifies the content that has been checked and approved by Party B without the confirmation of Party B, and it happens three times (or more).

2.4	The termination of this Agreement ahead of time shall not affect the rights and obligations that come into existence in this Agreement before the date when this Agreement is terminated.

3	[Business secrets] Both parties herein understand, all the information obtained during the signing and executing of this Agreement shall be business secretes, and shall be treated strictly in confidence. Without the written approval from Party B, Party A shall not disclose any Party B’s business secret to others, including but not limited to the discount, complimentary plan, Party B’s operation and planning etc. in this Agreement; without the written approval from Party A, Party B shall not disclose any Party A’s business secret to others. In case of the termination or cancellation of this Agreement, this confidential clause shall remain valid.

4	[Exclusiveness] This Agreement constitutes all the agreements agreed upon by both parties herein regarding the subject of this Agreement, and shall replace any oral or written agreements in any Agreement, Contract, Understanding And Communication agreed upon by both parties herein regarding the content of this Agreement before this Agreement is signed. Except this Agreement, there is no other understanding, obligations, representation and guarantee, and except the rights explicitly specified in this Agreement, it does not grant both parties herein any other rights. This clause is not applicable for the advertisement execution contract signed by both parties additionally.

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5	[Jurisdiction and Applicable Laws]

5.1	This Agreement is signed in Futian District, Shenzhen, PRC.

5.2	Any dispute arising from this Agreement shall be solved through negotiations by both parties herein. If the negotiation fails, either party may refer the dispute to the people’s court having jurisdiction in the place where the plaintiff is located.

5.3	The conclusion, validity, execution and interpretation of the Agreement and the settlement of disputes shall be governed by the laws of Chinese Mainland.

6	[Modification of Agreement]

6.1	Any modification or supplementation to this Agreement shall be done in written by both parties. The modification agreement and the supplementary agreement signed by both parties shall be an integral part of this Agreement, and has equal legal effect as this Agreement.

[Validity of Agreement] This Agreement is in quadruplicate, each party holding two copies. It shall take effect from the date when the representatives authorized by both parties herein sign and stamp the official seal on this Agreement. If both parties sign this Agreement in different dates, the later date shall be the date that this Agreement comes into effect.

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Party A: Aerkomm Inc.	Party B: Shenzhen Yihe Culture Media Co., Ltd.

/s/ Jeffrey Wun	/s/ Min Ren
Shenzhen Yihe Culture Media co., Ltd. (Corporate Seal)

Representative (seal and signature):	Representative (seal and signature):
Date: June 20, 2018	Date: June 20, 2018

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